Exhibit 10(c)

March 31, 2003

Mr. Robert D. Sloan
40 Pembroke Hill
Farmington, CT 06032

Dear Bob:

On behalf of Entergy Services, Inc. ("ESI"), I would like to confirm our revised offer to you for the ESI System Officer position of Senior Vice President and General Counsel. The details of employment under this agreement (the "Agreement") are set forth below and supercede any other oral or written employment offers, representations, agreements or contracts you may have received from, or entered into with, Entergy Corporation, ESI, or any other affiliate or subsidiary of Entergy Corporation (collectively, the "Entergy System") prior to the execution of this Agreement, which prior offers, agreements or contracts you acknowledge are without effect.

  Pre-Employment Contingencies. The employment contemplated by this Agreement is contingent upon your successful completion of a company-arranged medical drug screen analysis and favorable security background and reference checks. Arrangements for the drug screen will be made through our office upon your formal acceptance of this offer. Additionally, suitable documentation must be provided in order to establish your identity and employment eligibility (I-9 INS certification). Finally, employment is contingent upon your timely execution of this Agreement and the execution of this Agreement by an authorized agent for ESI. The earliest date upon which these contingencies are met shall be the effective date of this Agreement.
  Service At Will. The employment contemplated by this Agreement refers to employment by ESI or any other "System Company," which shall mean Entergy Corporation and any other corporation 80% or more of whose stock (based on voting power or value) is owned directly or indirectly by Entergy Corporation and any partnership or trade or business which is 80% or more controlled, directly or indirectly, by Entergy Corporation or by any other System Company, and shall include successors of all such entities. This Agreement contemplates, and you agree that its provisions apply to, any System Company employer. You will devote substantially all of your full working time, attention and energy to the services required and will faithfully render your best efforts to promote, advance and conduct the business of the Entergy System. Notwithstanding any other provision of this Agreement to the contrary, your employment with ESI and any other System Company will be at-will and may be terminated by you, ESI or any other System Company employer with or without notice and with or without cause.
  Base Salary. Your annual rate of pay shall be FOUR HUNDRED TWENTY THOUSAND AND NO/100 ($420,000.00) DOLLARS or such greater amount as may be approved from time to time by the System Company then employing you, in its sole discretion, while you are employed by such System Company in accordance with this Agreement (subject to all appropriate withholdings or other deductions required by law or by the System Company's established policies), such salary to be payable in accordance with the System Company employer's established payroll practices. If you should die while still employed in accordance with the terms of this Agreement, the amount of any monthly base salary that was earned by you prior to your death but not yet paid to you shall be paid to your estate. A System Company employer shall have the right to require you to remit to it, or to withhold from other amounts payable to you, as compensation or otherwise, an amount sufficient to satisfy all federal, state and local withholding tax requirements.
  Signing Bonus. Shortly after your employment commences with ESI, but subject to the repayment provisions set forth herein, you will receive a one-time Signing Bonus of ONE HUNDRED THOUSAND AND NO/100 ($100,000) dollars or you may defer receipt until you leave Entergy System employment. Such deferral will be in accordance with all of the terms and conditions of the Executive Deferred Compensation Plan of Entergy Corporation and its Subsidiaries. If you wish to defer all or part of this Signing Bonus, your election must be made prior to your first day of employment. For your convenience, you may specify your deferral amount at the bottom of this Agreement. Although you are not being employed for a term, you agree that ESI will not have received adequate consideration for the Signing Bonus if you voluntarily resign or if your employment with ESI or any other System Company is involuntarily terminated for Cause (as defined in the last paragraph of this Section) within two years after your first day of employment. Accordingly, if within two years after your first day of employment, you resign or your employment with ESI or any other System Company is terminated for Cause, you will repay to ESI within seven calendar days after demand by ESI a share of the Signing Bonus according to this schedule:

Prior to one-year employment
anniversary date:                                                                                 100% repayment required

After one year and prior to second
year employment anniversary date:                                                       50% repayment required

After two years employment:                                                                0% repayment required

For purposes of this Section, the term "Cause" shall mean:
    the failure by you to substantially perform your duties (other than such failure resulting from your incapacity due to physical or mental illness) that has not been cured within 30 days after a written demand for substantial performance is delivered to you by your System Company employer, which demand specifically identifies the manner in which such employer believes that you have not substantially performed your duties; or
    the engaging by you in conduct which is materially injurious to any System Company, monetarily or otherwise;
    your conviction of or entrance of a plea of guilty or nolo contendere to a felony or other crime which has or may have a material adverse affect on your ability to carry out your duties or upon the reputation of any System Company;
    a material violation by you of any agreement you have with a System Company, including but not limited to Section 14 hereof; or
    unauthorized disclosure by you of Proprietary Information (as defined in the Section entitled "Confidentiality") of any System Company.
    Up-front Stock Options Grant. Upon approval by the Personnel Committee, on your employment commencement date with ESI under the terms of this Agreement, you will be granted 12,100 stock options of Entergy Corporation common stock (at an option price equal to the fair market value of Entergy Corporation common stock on the date of grant - your hire date) under the terms and conditions of the 1998 Equity Ownership Plan of Entergy Corporation and Subsidiaries ("EOP") if you are deemed an "insider" under Rule 16 of the Securities Exchange Act of 1934, or otherwise under the terms and conditions of the Entergy Corporation and Subsidiaries Equity Awards Plan (the "EAP"). It is anticipated that the Personnel Committee will grant such options to vest at the rate of one-third on each of the first three anniversaries of the date of grant if you are a System Company employee on each such date, in accordance with the terms and conditions of the EOP or EAP, as applicable. Further, you will be required to invest seventy-five percent (75%) of the after tax net profit realized from the exercise of stock options into Entergy common stock which must be held for a period of five years, or separation from service, if earlier.
    Up-front Restricted Share Grant. Upon approval by the Personnel Committee, on your employment commencement date with ESI under the terms of this Agreement, you will be granted 2,000 Restricted Units (each Unit representing the cash equivalent of one share of Entergy Corporation common stock) under the terms and conditions of the EOP or the EAP, as applicable. Restrictions on these Units (without dividends) will be lifted at the rate of 666 Units per year over the first two-year period (beginning with the first anniversary of Employee's employment date); and, restrictions on the remaining 667 Units (without dividends) will be lifted on the third anniversary of Employee's employment date.
    Additional Benefits. Upon employment, you are eligible for the following additional benefits:

    Executive Annual Incentive Plan. Beginning in the calendar year 2003, you will be eligible to participate in the Executive Annual Incentive Plan ("EAIP") in accordance with its terms and conditions, with a target value of 60% of your annual base salary. The following generally illustrates the minimum, target and maximum payout opportunities for an entire year under the EAIP:

    EAIP Payout Opportunity Achievement Level (expressed as % of Base Salary)
Minimum	Target	Maximum
0% - 15%	60%	120%
$0 to $63,000	$252,000	$504,000

    The actual award is based on a continuous level of achievement (between 25% and 200% of the 60% Target level) and is not bracketed at the 12.5%, 50% or 100% levels. Further, individual awards are discretionary.

    Long Term Incentive Program. The Long Term Incentive Program ("LTIP") (a.k.a. Performance Unit Program) of the equity plan for which you are eligible ("Equity Plan") provides participants with performance units (each unit representing the cash equivalent of one share of Entergy Corporation common stock) that will be earned by achieving pre-approved Entergy Corporation goals, as may be established by the Personnel Committee, for the applicable three-year performance period. Subject to Personnel Committee approval and the terms and conditions of the Equity Plan, you will be eligible for a Target LTIP award of:
      5,000 performance units (with a maximum opportunity of 200% of that Target) for the 2002 to 2004 performance cycle; and,
      5,800 performance units (with a maximum opportunity of 200% of that Target) for the 2003 to 2005 performance cycle.

  The 2002 to 2004 and the 2003 to 2005 performance cycles will be prorated based on the number of full months you are employed at least at System Management Level 4 (note: ML 4 is one level lower that this offer at ML 3) with ESI or any other participating System Company during the applicable thirty-six (36) month performance period. The 2003 to 2005 performance cycle opportunities for a full 36 months of participation are:

  Annual Performance Units Program Achievement Level Opportunities Beginning in 2003
Minimum	Target	Maximum
0 or 1,500 Units	5,800 Units	11,600 Units

  To illustrate how the 2002-2004 Annual Performance Units Program would work, assume that your employment begins on July 1, 2003, and the Entergy System achieves the Target level of performance; your payout in early 2005 would be rounded to 2,500 performance units (i.e., 5,000 Target performance units for the 36-month period times 18/36 prorated months of participation equals 2,500 performance units, plus accumulated dividends). At maximum, the number of units would be 5,000 (i.e., 200% of the 2,500 units at Target.)
    Annual Stock Option Plan. During your System Company employment, you will be eligible to receive stock option grants, if any, as may be determined in the discretion of the Personnel Committee. Subject to approval by the Personnel Committee, in calendar year 2004, it is anticipated that you will be eligible to receive 18,900 stock options under the terms and conditions of the Equity Plan. Although it is anticipated that one-third of all options granted will vest at the first, second and third anniversaries of the date of grant if you are an active System Company employee or otherwise eligible to vest on each such date, the vesting schedule and other grant terms will be established in accordance with the terms of the Equity Plan, as specified in the grant letter. Further, you will be required to invest seventy-five percent (75%) of the after tax net profit realized from the exercise of stock options into Entergy common stock which must be held for a period of five years, or separation from service, if earlier.
    Vacation. You will be eligible for four (4) weeks' vacation annually beginning in 2003.
    Relocation Assistance (one month's salary). You will be eligible for benefits under the Company's relocation program, including a lump sum cash payment of one month's salary ($35,000); paid at the time you relocate, for miscellaneous relocation expenses.
    Retirement Benefits.

  You will be offered participation in both of the following two retirement plans. Your actual benefit (at your retirement) will be calculated using the terms and conditions of the plan that produces the higher benefit:
      Pension Equalization Plan with Supplemental Credited Service (SCS) - See attached estimate. The Retirement Plan accumulates benefits at the rate of 1.5% for each year of service; and, is based upon your highest consecutive five-year average base salary plus annual incentive payments. You will become eligible for an unreduced benefit once you reach age 65. Further, for purposes of calculating your total retirement benefit, ten (10) years of service will be added to your Entergy System benefit service. See attached estimate of your Supplemental Credited Service Agreement ("SCSA") benefits at various retirement ages (with company permission). This added service is contingent upon execution of a SCSA participation application.
      System Executive Retirement Plan (SERP) - See attached estimate. You will be eligible to participate in the System Executive Retirement Plan of Entergy Corporation and Subsidiaries (the "SERP"), which is an all-inclusive retirement plan that accumulates benefits at various rates (see attached table) that are generally greater than the 1.5% per year flat rate under the Retirement Plan. Further, for purposes of calculating your total retirement benefit, five (5) years of service will be added to your Entergy System benefit service. The replacement rate that corresponds to your years of service (including the 5 added years) is applied to your highest three-year average base salary and corresponding annual incentive payments. You will become eligible for a reduced benefit under this Plan once you reach a minimum of age 55 with ten years of actual service (reduction rate = 2% for every year your retirement preceded your 65th birthday). Your participation in this Plan is contingent upon execution of a SERP agreement shortly after your hire date.

    Change in Control Protection. You will be eligible to participate in the System Executive Continuity Plan of Entergy Corporation and Subsidiaries ("SECP"). If a Change in Control should occur and you terminate your employment for Good Reason (as defined in the SECP), your position would entitle you to a total cash benefit amount equal to two (2) times the sum of your annual base salary and Target EAIP in effect at the time of your separation. Additional benefits include gross-up of any excise tax, plus subsidized medical and dental coverage for two year following your date of separation from service.
    Remaining Benefits. You may participate in all other Entergy Corporation sponsored qualified employee benefit plans, welfare benefit plans, and programs for which you are eligible to participate, in accordance with the terms and conditions of such plans and programs as in effect and as may be amended from time to time. As of the date hereof, such plans and programs include the Executive Deferred Compensation Plan, qualified Savings Plan, qualified Retirement Plan, Defined Contribution Restoration Plan, Pension Equalization Plan, Executive Disability Plan and Executive Financial Counseling Program. Your participation in some or all of these plans will be contingent upon your execution of, and the acceptance by the plan's administrator of, a participation agreement, and upon your satisfaction of other terms and conditions. Except as specifically set forth herein, the benefits provided under this Agreement shall in no way alter or affect the terms and conditions of any System Company sponsored qualified employee benefit plans, non-qualified employee benefits plans, programs, and welfare benefit plans in which you may otherwise be eligible to participate, and your eligibility to participate in any such plans or programs shall continue to be determined in accordance with the terms and conditions of such plans or programs, as may be amended from time to time.

    Termination. You acknowledge and agree that this Agreement does not create any obligation on your part to work for ESI or any other System Company, nor an obligation for ESI or any other System Company to employ you, for any fixed period of time, and your employment may be terminated at any time, for any reason. Upon termination, you may be eligible to participate in the Entergy System Companies Severance Pay Plan for Officers and Directors, subject to certification by the Plan Administrator and under the terms and conditions of the Plan which currently provides for a total cash benefit amount equal to one (1) time your annual base salary plus one week of base salary for each year of completed service.
    Confidentiality. During your employment and thereafter, other than as authorized by a System Company or as required by law or as necessary for you to perform your System Company duties, you shall hold in a fiduciary capacity for the benefit of the System Companies and not disclose to any person or entity and not use for any purposes or release or disclose to any person, any trade secrets or proprietary information and materials (including, without limitation, all information concerning the business transactions, financial arrangements, or marketing plans of any one or all of the System Companies) provided to you by any one or all of the System Companies, or otherwise acquired by you in conjunction with your employment within the Entergy System, including, without limitation, any information which if released to third persons would result in financial loss, loss of pecuniary advantage, or otherwise be detrimental to the interests of any one of the System Companies, or any person transacting business with the System Companies ("Proprietary Information"). Disclosure of Proprietary Information pursuant to subpoena, judicial process, or request of a governmental authority shall not be deemed a violation of this provision, provided that you give the System Company immediate notice of any such subpoena or request and fully cooperate with any action by the System Company to object to, quash, or limit such request.
    Injunctive Relief. In the event of any breach or threatened breach of the confidentiality provisions of this Agreement, all benefits otherwise payable to you under this Agreement shall be cancelled and shall not vest or otherwise be payable to you, and any System Company shall be entitled to an injunction, without bond, restraining you from violating the provisions of such Sections, in addition to any other relief to which the System Company may be entitled.
    Proprietary Rights. You agree to and hereby do assign to any System Company employing you all your rights in and to all inventions, business plans, work models or procedures, whether patentable or not, which are made or conceived solely or jointly by you at any time during your employment or with the use of any System Company time and materials. You will disclose to such System Company all facts known to you concerning such matters and, at the System Company's expense, do everything reasonably practicable to aid it in obtaining and enforcing proper legal protection for, and vesting System Company in title to, such matters.
    Representations and Warranties. You and ESI represent and warrant that neither is under a restriction or obligation inconsistent with the execution of this Agreement or the performance of either party's obligations hereunder and neither knows of any reason why the performance due under this Agreement should be hindered in any way.
    Notices. Any notice required under this Agreement shall be in writing and deemed received (a) on the date delivered if hand-delivered, or (b) on the third business day after being deposited in the United States mail, first class, registered or certified, return receipt requested, with proper postage prepaid, and shall be addressed as follows, unless changed otherwise by any party in accordance with the notice provisions of this Section:

    If to a System Company, addressed in care of:
    Sr. Vice President, Human Resources & Administration
    Entergy Services, Inc.
    639 Loyola Avenue, 14th Floor
    New Orleans, LA 70113

    If to you, addressed as follows:
    Mr. Robert D. Sloan
    40 Pembroke Hill
    Farmington, CT 06032

    Binding Agreement. Upon its effective date, this Agreement is binding upon you, ESI, and your and its successors, agents, heirs or assigns.
    Nonassignability. Neither this Agreement nor the right to receive benefits hereunder may not be assigned, encumbered or alienated by you in any manner. Any attempt to so assign, encumber or alienate shall constitute a material violation of this Agreement and will be immediate grounds for terminating your employment for Cause.
    Applicable Law. This Agreement shall be interpreted and enforced in accordance with the laws of the State of Delaware, without regard to its principles of conflicts of laws.
    Headings. Section headings contained in this Agreement are for reference only and shall not affect in any way the meaning or interpretation of this Agreement.
    Modifications and Waivers. This Agreement contains the entire understanding between ESI and you relating to your employment, unless otherwise specifically provided. No provision of this Agreement may be modified, amended or waived except in a writing signed by both parties. The waiver by either party of a breach of any provision of this Agreement shall not operate to waive any subsequent breach of the Agreement.
    Severability. Should any part of this Agreement be found to be invalid or in violation of law, such part shall be of no force and effect and the rest of this Agreement shall survive as valid and enforceable to the fullest extent permitted by law.

  The offer of employment contemplated by this Agreement will remain outstanding until April 9, 2003. We look forward to your formal acceptance of our offer and to working with you. Please sign this Agreement and return the original signed Agreement to me. Please do not hesitate to call should you have any questions or need any assistance.

  Sincerely,

  William E. Madison
  Sr. Vice President,
  Human Resources & Administration

  enclosures
  Accepted:_____________________________ on this _____ day of _________________, 2003.
                                  Robert D. Sloan

  Signing Bonus amount I wish to defer: $ ____________ Signature: _______________________

  (Following section to be executed by Authorized Agent of ESI after all Pre-employment Contingencies outlined in this Agreement have been met):

                                                                                                      ENTERGY SERVICES, INC.,
                                                                                                      BY ITS DULY AUTHORIZED AGENT:

                                                                                                      Date: _____________________________________

                                                                                                      Signature: _________________________________

                                                                                                      Printed Name: _____________________________

                                                                                                      Title: _____________________________________